                                                                    EXHIBIT 10.6

                               LICENSE AGREEMENT

                               As of July 1, 1997


     The parties to this agreement are (i) Mac Inc., a corporation organized and existing under the laws of Japan acting through one of its divisions, with its offices at 1 Athenaeum Street, Riverview Building, Cambridge, Massachusetts 02142 USA ("ZDNet"), (ii) Ziff-Davis Inc., a corporation organized and existing under the laws of the State of Delaware, with its principal office at One Park Avenue, New York, NY 10016 USA ("Ziff-Davis"), and (iii) SOFTBANK Corp., a corporation organized and existing under the laws of Japan, with its principal office at 24-1 Nihonbashi Hakozaki-cho, Chuo-ku, Tokyo 103-8501, Japan ("Licensee"). ZDNet and Ziff-Davis are collectively referred to herein as "Licensor."

     ZDNet is an affiliate and licensee of, and managed by, Ziff-Davis. ZDNet is the publisher in the United States of the online service entitled "ZDNet" (the "Service"). Ziff-Davis licenses ZDNet the right to use and sublicense the ZDNet mark and logo and other materials from its publications.

     Licensee desires to publish a localized edition of the Service using editorial material from the Service.
     Accordingly, it is agreed:

1.   Grant of License
     ----------------

     (a) Subject to the terms and conditions set forth in this agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, the exclusive license during the term of this agreement to reproduce, publicly perform, publicly display, transmit and distribute online throughout the world via the worldwide web from server(s) located in Japan (the "Territory") a Japanese language edition of the

Service directed to residents of the Territory to be entitled "ZDNET Japan" (the "Localized Edition"). The Licensee will not, without the prior written consent of Licensor, promote or distribute the Localized Edition from servers outside of the Territory or to residents outside of the Territory. Licensee shall use its best efforts in all respects in the promotion and distribution of the Localized Edition; provided that, subject to Sections 4(f) and 12 below, Licensee may also promote and distribute Japanese editions of other online services from publishers other than Licensor.

     (b) Subject to the terms and conditions set forth in this agreement, Licensor also hereby grants to Licensee the right during the term of this agreement to translate into and use in the Japanese language, solely in connection with the Localized Edition, Available Material (as defined in Section 4 below) from the Service and the right during the term of this agreement to use, solely in connection with the Localized Edition and the advertising and promotion of the Localized Edition in the Territory, the trademark "ZDNET" in English and the "ZDNET" logo, as more fully described in Exhibit A hereto and as
                                                         ---------
it may be amended from time to time by Licensor upon notice to Licensee (collectively, the "Trademarks"). Licensee may also use a reasonable amount of Available Material from Web sites of Licensor's print publications which are part of the Service in corresponding licensed foreign editions of those publications.

     (c) Subject to the terms and conditions set forth in this agreement, Licensor also hereby grants to Licensee the exclusive right in the Territory during the term of this agreement to use as part of the Localized Edition elements of the graphic user interface ("GUI") used by Licensor for the Service (the "ZDNET GUI"), as it may be modified from time to time by Licensor.

     (d) Licensor agrees to furnish Licensee with materials from any other online service, currently or hereafter published by Licensor and, upon written request from Licensee, to grant Licensee an exclusive license, on terms and conditions to be agreed, to publish a Japanese language edition of such service, subject only to rights of third parties; provided, in the event there shall be
                                         --------
any such rights, Licensor shall use its best efforts to obtain any consent or permission required to allow Licensee to publish or include material in such Japanese language edition. In addition, Licensor agrees that Licensee shall have a right of first refusal on all licenses with respect to publication of Japanese language editions of any of Licensor's existing or future online services, and that neither Licensor nor any of its wholly owned subsidiaries will initiate discussions with any third party in Japan with respect to possible licensing of any such online service to such party without giving prior notice to Licensee. If Licensee shall terminate publication of the Localized Edition, the license for the Localized Edition shall be terminated for any other reason, or Licensee shall decline a right of first refusal within sixty (60) days after Licensor's notice of such right, then Licensor shall be free to license the right to publish the Localized Edition (or any other Licensor service) or the right to use Available Material to any other entity in the Territory, but not on terms more favorable than those offered to Licensee in the right of first refusal.

2.   Term
     ----
     Unless terminated earlier pursuant to this agreement, the term of this agreement shall be for an initial period commencing on the date set forth above (the "Effective Date") and ending on December 31, 2004. After the expiration of the initial term, the term of this agreement shall be automatically extended for additional one-year periods unless either party shall give notice to the other at least one hundred eighty (180) days prior to the expiration of the initial or any renewal period of its intention to terminate this agreement on that expiration date.

3.   Compensation
     ------------

     (a) In consideration of the rights granted by Licensor under this agreement, Licensee shall pay to Licensor royalties equal to 30% of Licensee's Operating Income (as defined in Section 3(b) below).

     (b) As used in this agreement, the term "Operating Income" shall mean the total amount of net income or net loss of the Localized Edition before any applicable income taxes (whether national, local or otherwise), determined on the basis of financial statements prepared by Licensee in accordance with generally accepted accounting principles in the Territory, but with the following adjustments: (i) the Localized Edition shall be accounted for as a separate business; (ii) gains and losses not considered recurring in the ordinary course of business shall be excluded; (iii) the provisions of Section 7(b) shall be applied; (iv) employee claims and similar extraordinary liabilities not directly related to the Localized Edition shall be excluded; (v) any payment under Licensee's indemnity obligation shall be excluded; and (vi) general and administrative expenses charged by Licensee to the Localized Edition shall be reasonable and shall not exceed allocations generally made by Licensee to its other operations of comparable size.

     (c) Licensor shall pay to Licensee (Yen)20,000,000 in marketing support in connection with the 1997 launch of the Localized Edition. Licensor shall pay Licensee the marketing support payment no later than April 30, 1998 or such later date as the parties may agree.

     (d) In further consideration of the rights granted by and obligations assumed by Licensor under this agreement, Licensor shall be entitled to sell available advertising opportunities in the Localized Edition in an amount up to 15% of available advertising opportunities in the Localized Edition during calendar year 1998, 12.5% during calendar year 1999, and 10% thereafter during each calendar year of the remaining term; provided, however, that Licensor shall have such opportunities only to the extent that Licensee shall have sufficient advertising opportunities available. Licensor shall be entitled to retain all of the revenues received from the sale of such advertising; provided that Licensor shall pay Licensee a commission on all such advertisements equal to the following percentages of the "Net Amount" (as defined below) received by Licensor for such advertising: 25% for advertising appearing in the Localized Edition in calendar year 1998, 22.5% for advertising appearing in calendar year 1999, 20% for calendar year 2000 and 15% for advertising appearing thereafter in each calendar year of the remaining term. "Net Amount" means gross advertising revenues actually received by Licensor, less advertising agency commissions, cash discounts, credits, make-goods and other billing adjustments and allowances, but not Licensor's commission. The advertising opportunities made available to Licensor shall include banners, sponsorships, micro sites, and other opportunities and shall be available on all of the pages and sites within the Localized Edition (other than the home page) on which Licensee sells advertising. Licensee shall provide Licensor with appropriate information on the Localized Edition including the total number of impressions for each month and quarter (or more frequently as requested by Licensor in order to satisfy any advertiser information requirements) by advertising site and category.
Licensee
acknowledges that Licensor will sell its ads based on the level of estimated impressions and Licensee shall promptly provide "make good" impressions for ads sold by Licensor within its area of availabilities that do not receive the number of impressions estimated by Licensee. Licensor shall be free to discount from Licensee's regular rates the advertising space sold under this Section 3(d) as part of a sale or a network or other combination of sites or for other similar reasons which Licensor deems appropriate in the circumstances.

4.   Design and Contents of the Localized Edition
     --------------------------------------------

     (a) Licensee shall be responsible for the design and development of the Localized Edition; provided, however, that (i) the name of the Localized Edition shall include the ZDNet name and logo in accordance with Exhibit A; (ii) the
                                                         ---------
graphic user interface used by Licensee for the Localized Edition shall be the ZDNET GUI, as it may be modified by Licensor from time to time; and (iii) Licensor shall have the right to specify the ad banner format used in the Localized Edition and all changes in that format shall be subject to Licensor's written approval (which shall not unreasonably be withheld).

     (b) During the term of this agreement, Licensor shall on a weekly basis send or make available electronically to Licensee, at Licensor's expense, electronic files, in a format and in a media to be determined by Licensor, of all material from the Service immediately upon publication. For purposes of this agreement, subject to any use restrictions identified by Licensor, all editorial items (which term includes, without limitation, graphics, images and music) from the Service in which Licensor owns the right to license publication by Licensee in the Localized Edition shall be referred to as "Available Material," as described in Exhibit B excluding (i) Netbuyer; (ii) GameSpot,
                           ---------
Video GameSpot or
any other games-related materials; (iii) ZD University; (iv) Computer Database Plus; (v) any other content on the Service which is surcharged; or (vi) software used to develop Available Material or used for the display or performance of Available Material unless Licensor specifically agrees in a separate writing to provide such material or software. In the event that Licensee wishes to use at reasonable cost any editorial item from the Service that is not Available Material, Licensor shall use its reasonable efforts to obtain permission, on Licensee's behalf, for Licensee to use that item and Licensee shall promptly reimburse Licensor for any fees, costs or expenses paid by Licensor to obtain such permission, provided that Licensor shall have obtained Licensee's approval of the amount of any such fees, costs or expenses prior to having incurred them. Licensee acknowledges that Licensor is not authorizing the distribution of shareware, demonstration software, patches or other software contained in the Software Library part of the Service, but only Licensor's descriptions of such software. Licensee shall be responsible for securing any necessary permission to distribute such software and for complying with all terms and conditions on distribution imposed by the software owners. Prior to publishing any downloadable software in the Localized Edition, Licensee agrees to test such software to ensure that it operates on the local versions of the relevant platform and operating system.

     (c) Notwithstanding any provision in this agreement to the contrary, if Licensor is notified or believes that there is a likelihood of a suit or claim relating to any item of Available Material, Licensor reserves the right not to provide Licensee with such item and to revoke by notice to Licensee the right to publish any such item. Licensee shall not publish that item after receipt from Licensor of such notice. Any action by Licensee in breach of this Section 4(c) shall be at Licensee's own risk. Upon notice by Licensor of a correction to any item of Available Material, Licensee shall use reasonable commercial efforts to make the correction to such item as instructed by Licensor's notice, but in any event within thirty-six (36) hours after receipt of notice from Licensor.

     (d) In no event shall Licensee publish any Available Material in the Localized Edition prior to the publication of such material by Licensor on the Service.

     (e) Licensee shall cause the translation of Available Material to be made faithfully and accurately by a reasonably competent translator. Notwithstanding the foregoing, Licensee may edit Available Material so long as the resulting changes do not affect the meaning of any item of Available Material and are required (i) in Licensee's reasonable judgment, to fit space or similar editorial requirements for publication or to render any item of Available Material more readily comprehensible in style or language to the Localized Edition's readers, or (ii) by any governmental authority. Any information relating to authorship credit, trademarks, copyrights and licenses of any Available Material shall not be changed for any reason and must be included on the Localized Edition. In addition, Licensee must host all of the files from the Software Library included within Available Material on its servers within the Territory and may not point back to the Software Library on the Service without Licensor's prior written consent.

     (f) In addition to Available Material from the Service, Licensee may also include in the Localized Edition other localized material prepared by Licensee or purchased or licensed from other parties ("Other Material"), provided that the standard, content and quality of Other Material is reasonably consistent with the standard, content and quality of the Service. Licensee agrees that, within sixty (60) days after the signing of this agreement, it will enter into a license with MAC Publications LLC for the license of MacWeek publication content which shall be included within the Localized Edition. Without limiting the foregoing, Licensee may not include any materials from publications or services published by competitors of Licensor or their affiliates, which shall include without limitation, CMP, IDG, C/Net and McGraw Hill, except that materials from MAC Publications, LLC may be included so long as it remains a joint venture between Ziff-Davis and IDG. Immediately upon notice from Licensor, Licensee shall remove from the Localized Edition any Other Material Licensor reasonably deems inappropriate.

     (g) During the term of this agreement, upon request, Licensor shall provide Licensee with reasonable editorial and sales training support, and
marketing and promotional assistance for the Localized Edition.   Licensee shall
bear all of Licensor's reasonable out-of-pocket expenses in providing such support or assistance, including, without limitation, reasonable travel and per diem expenses for support or assistance provided outside of the United States.

5.   Publication of the Localized Edition
     ------------------------------------

     (a) Immediately following the execution of this agreement, Licensee shall obtain from the appropriate authority in the Territory a local URL for the Localized Edition, which to the extent obtainable, shall include the word "ZDNet". Upon termination of this agreement, Licensee shall, at Licensor's option, transfer such URL to Licensor's designee, cancel such URL, or hold, but not use, such URL on Licensor's behalf.

     (b) The first screen of the Localized Edition shall bear as the title of the Localized Edition the trademark

"ZDNET" in English, and the "ZDNET" logo, all in accordance with the standards for form, size, logo, color and position set forth in Exhibit A, and shall bear
                                                      ---------
language identifying the Localized Edition as the Japanese edition of ZDNET.

     (c) Licensee shall update the Localized Edition at least weekly. Licensee will be responsible for support of the Localized Edition at appropriate technical levels, including twenty-four (24) hours, seven (7) days a week support for the local servers serving the Localized Edition site. Licensee will also at all times maintain sufficient available network bandwidth, disk and file system throughput, computer capacity, memory capacity and application capacity to meet the needs of users of the Localized Edition, including needs during peak usage time and as a result of growth in usage.

     (d) Each party shall appoint a Relationship Manager to administer this agreement. The Relationship Managers shall be responsible for coordination and general review of the ongoing development and marketing of the Localized Edition and any other issues of concern to the parties. The Relationship Managers shall also be responsible for coordination of delivery to Licensee and upload by Licensee to the Localized Edition of weekly updates of the Available Material. Each Relationship Manager shall be reasonably available to the other by telephone or electronic mail.

     (e) Licensee shall use its best efforts to promote the Localized Edition and to establish the Localized Edition as the leading online source of information about computers in the Territory.

     (f) Licensor will promote the Localized Edition by listing it on Licensor's international page for the Service for a period of fifteen (15) days after launch of the Localized Edition, with an active link, and by listing the URL for the Localized Edition.

     (g) Licensor may require that each filter and navigation page from the Localized Edition and any Available Material used by Licensee link directly to a site in the Service specified by Licensor.

6.   Quality Standards and Quality Control; Conflict of Interest
     -----------------------------------------------------------

     (a) All aspects of the publication of the Localized Edition, including, but not limited to, all aspects of advertising (including advertisers, products advertised, advertising copy, sales practices and terms), all aspects of editorial content, design and structure (including GUI design, art work, layout and design and copy lines of the home page), all aspects of production, and all advertisements, publicity and promotional material regarding the Localized Edition and Licensee's Service, shall be of a standard, content and quality that meets or exceeds the standard, content and quality of the Service and that does not, in any material respect, adversely reflect upon the reputation, integrity and high standing of the Service and Licensor or its affiliates or infringe or adversely affect the value or reputation of or misuse any of the Trademarks or any other trademarks of Licensor or its affiliates.

     (b) Licensee shall advise Licensor of Licensee's URLs for the Localized Edition and Licensee's Service as soon as available so that Licensor may verify the continued overall quality of the same.

     (c) Licensee shall not engage in any actual or apparent conflict of interest which would tend to create an impression in the minds of the public, and especially users of online services and advertisers advertising in online services, that the Localized Edition is not an impartial, independent service. The sale by Licensee or its subsidiaries or affiliates of computer hardware or software shall not by itself be deemed a conflict of interest under this Section 6(c), provided such activity does not affect the impartiality or the independence of the Localized Edition.

7.   Specific Advertising Matters
     ----------------------------

     (a) In the event that advertising in the Localized Edition is sold in combination with one or more of Licensee's other services or its publications, the revenues from such a combined sale shall be allocated among all services and publications involved in that sale in the respective proportions of the then current average ad rates paid by third parties in such services and publications.

     (b)   For the purpose of calculating Operating Income, (i)   any house
advertisements (i.e., advertisements promoting Licensee's own products and/or
                ----
services) in excess of 5% of advertising inventory per reporting period, shall be deemed to have generated revenues at the amount charged by Licensee to its other divisions for those advertisements; and (ii) any barter advertisement (i.e., any advertisement for which Licensee receives consideration in a form
-----
other than cash) shall be deemed to have been sold at the average cost of such advertisement not sold for barter.

     (c) Licensor may require that promptly after launch the Localized Edition will have the capability to rotate advertising as on the Service; provided Licensor provides or arranges for Licensee to obtain software for such capability.

     (d) Licensee shall measure and maintain records of the number of monthly impressions, page requests, unique IP (Internet provider) addresses, registrants, ad requests (click through), file downloads, numbers and names of advertisers, local marketing activities, content development and similar information on the Localized Edition, and deliver a report on such information within thirty (30) days following the end of each calendar quarter.

8.   Copyright and Trademark Notice and Credit
     -----------------------------------------

     The home page of the Localized Edition and each hard copy printout of the Localized Edition shall carry the following notice and credit in the Japanese language: "The Japanese edition of `ZDNET' is published under license from ZDNET, Cambridge, Massachusetts. Editorial items appearing in `ZDNET Japan' that were originally published in the U.S. Edition of `ZDNET' are the copyright property of ZDNET or its suppliers. Copyright (C) 199_ ZDNET. All Rights Reserved. `ZDNET' is a trademark of Ziff-Davis Inc., a SOFTBANK Company." Licensee shall make any additions, changes and deletions to such notices and credits as are required by Licensor upon notice to Licensee.

9.   Trademarks
     ----------

     (a) Except as specifically provided in this agreement, as between Licensor and Licensee, all rights and interests in the Trademarks remain Licensor's or its affiliates' exclusive property. All use of the Trademarks and any other trademarks owned or used by Licensor or its affiliates (including the trademarks and logos of publications or other Ziff-Davis or ZDNet materials that are included in the Available Material) at any time during or after the term of this agreement anywhere in the world, and all translations of and any marks similar to any of the foregoing (all of the foregoing including the Trademarks, collectively, the "Ziff-Davis Marks") will accrue solely to the benefit of Licensor or its affiliates, as the case may be.

     (b) Licensee acknowledges that, as between Licensee and Licensor or an affiliate, Licensor is the exclusive owner of the Ziff-Davis Marks and of all trademark rights related to or created by Licensee's use of the Ziff-Davis Marks in any language and agrees that it will not have or obtain, by exercising its rights under this agreement or otherwise, any right or interest in the Ziff-Davis Marks, beyond the rights specifically given in this agreement.

     (c) Licensee agrees to use the Trademarks only in accordance with, and subject to the restrictions set forth in, this agreement and Exhibit A and such
                                                             ---------
other guidelines as Licensor may prescribe from time to time and in a manner that does not derogate Licensor's or its affiliate's rights therein, and not in combination with any other word(s) or mark(s). Licensee shall not at any time directly or indirectly use or permit the use of the Trademarks or the Ziff-Davis Marks in any way which might infringe on the rights of Licensor or its affiliates thereon.

     (d) Ancillary to the licenses granted under this agreement, to the extent that any trademarks owned by Licensor or its affiliates, in addition to the Trademarks, are used by Licensor within the editorial content of any Service and are included in the Available Material, Licensee shall have the limited right to use such trademarks in the corresponding Localized Edition during the term of its license under this agreement, but only in connection with the publication of Available Material in such Localized Edition in accordance with the terms and conditions of this agreement and only as used by Licensor in the Service in connection with the Available Material and only in the exact context and form used by Licensor in the Service in connection with the Available Material and not in combination with any other words or marks or in any other manner.

   (e) Licensee agrees that it shall not, directly or indirectly (i) challenge, contest or attack the ownership by Licensor or its affiliate, of the Trademarks or any Ziff-Davis Marks or the validity of the Trademarks or any Ziff-Davis Marks or the license granted under this agreement, or (ii) seek to register or claim ownership of any of the Trademarks, or any other designation similar to the Trademarks or any copyright, trademark, including, without limitation, the Ziff-Davis Marks, or other right of Licensor or its affiliates.

   (f) Upon Licensor's written instructions, Licensee will assist and reasonably cooperate with Licensor's efforts to secure, protect and preserve Licensor's rights and interests in the Trademarks, including Licensor's procuring of copyright and trademark registrations, and Licensee will, at its expense, execute and deliver any and all documents and perform any and all acts related thereto, including, without limitation, the supplying of such samples and similar materials (e.g., copies of issues of the Localized Edition and promotional or similar materials) as may be required in this agreement or requested by Licensor, including, without limitation, documents and acts to reflect or confirm Licensor's or its affiliate's exclusive ownership rights. Licensee further agrees, at its expense, to execute and deliver to Licensor such documents as Licensor may request to register or record Licensee as a Registered User or Permitted User of such trademark rights in any jurisdiction and to follow Licensor's instructions for proper use thereof in order that protection and/or registrations for the trademark rights may be obtained or maintained.

  (g) During the term of this agreement, Licensee will immediately notify Licensor in writing of any infringement or imitation of, or any other event or claim adverse to or in violation of Licensor's or its affiliates' rights or interests in, the Trademarks or the Ziff-Davis Marks, or any other rights, occurring within the Territory, which comes to Licensee's attention. Licensee, Licensor will have sole discretion to decide whether any communication or legal action is undertaken with respect to such events or claims, and will have sole right to control all aspects of such communication and action (including choice of attorney and settlement). Licensee will assist and fully cooperate with Licensor in connection with any such communications and actions, and, in connection therewith, Licensee will execute and deliver any and all documents and perform any and all acts related thereto.

10.  Indemnities
     -----------

    (a) Subject to Section 10(b) below, Licensor shall indemnify and hold Licensee harmless from any and all loss, cost, liability, damage and expense (including reasonable attorneys' fees and other legal costs) incurred by Licensee on account of any suit or claim by a third party against Licensee alleging (i) that Licensee's use of the Trademarks in accordance with the terms and conditions hereof is an infringement of the rights of that third party in their trademark, or (ii) that Licensee's publication in the Localized Edition in accordance with the terms and conditions of this agreement of any item designated as Available Material and supplied pursuant to Section 4(b) above (but only if the claim did not arise out of the translation or alteration by Licensee of the Available Material) is libelous, an infringement of copyright, or an invasion of privacy (but only to the extent that the claim would have been actionable in the United States, it being understood that Licensor shall not be responsible for claims of libel, infringement of copyright, or invasion of privacy that may arise solely under the law of any country other than the United States). Licensee shall promptly advise Licensor of any such claim, shall give Licensor the opportunity to defend, compromise or settle the same, as Licensor in its sole discretion may determine, shall cooperate fully with Licensor in the defense of same, and shall not settle any such claim without first obtaining Licensor's written consent thereto.

    (b) In the event of a third party claim alleging that Licensee's use of the Trademarks is an infringement of the rights of that third party, Licensee shall, upon Licensor's request and at Licensee's expense, use for the title of the Localized Edition a modified non-infringing form of the Trademarks, or a different title and/or logo, as designated by Licensor, which shall be the sole and exclusive property of Licensor or its affiliate and licensed to Licensee by Licensor under the terms and conditions of this agreement. If the title and/or logo of the Localized Edition is changed pursuant to this Section 10(b), unless restricted by law, Licensee shall place the "ZDNET" title and logo in small size print on the top page of the home page accompanied by words indicating that the Localized Edition is the Japanese edition of the Service. Licensor shall have the right to settle any claim or action arising out of any such third party claim in its sole discretion. Subject to Section 10(a) above, if Licensee brings any claim or counterclaim against such third party with respect to any of the Trademarks, or continues to use any of the Trademarks following any judgment or settlement enjoining such use, Licensee shall indemnify and hold Licensor and its affiliates harmless from and against any and all loss, cost, liability, damage and expense (including reasonable attorneys' fees and other legal costs) incurred by Licensor and its affiliates on account of such claim, counterclaim or use. In no event may Licensee make any settlement or compromise which may authorize or permit any third party to use any of the Trademarks, or any element thereof, or any similar trademark in any language, or any of the Ziff-Davis Marks, without Licensor's written consent.

     (c) Licensee shall indemnify and hold Licensor and its affiliates harmless from any and all loss, cost, liability, damage and expense (including reasonable attorneys' fees and other legal costs) incurred by Licensor and its affiliates on account of any third party claims or lawsuits arising out of or relating to any of Licensee's activities hereunder, (other than claims as to which Licensor indemnifies Licensee under Section 10(a) above), including, without limitation, claims or lawsuits arising out of or relating to the Other Material, the mistranslation of Available Material or the marketing, promotion, publication, sale or distribution of the Localization Edition.

    (d) Notwithstanding anything to the contrary in this agreement, in no event shall either party be liable to the other for consequential or indirect damages, including, but not limited to damages resulting from lost profits or goodwill, whether or not that party has been advised or is aware of the possibility of such damages.

11. Retention of Rights
    -------------------

  All rights not specifically granted to Licensee herein are retained by Licensor. Without limiting the generality of the foregoing, except for the rights specifically granted to Licensee in Section 1(a) above, Licensor retains all rights in and to the Trademarks and all Available Material, including, but not limited to, the right to use and exploit the Trademarks and all Available Material throughout the world (except as provided in Section 1), in all languages in any medium or form. Notwithstanding the foregoing, Licensee is authorized to use any of the material licensed under this agreement in advertising or promotion of any Localized Edition or in promotional or similar products ancillary to the publication of such Local Edition.

12.    Non-Competition.
       ---------------

       During the term of this agreement, Licensee shall not, directly or indirectly, engage in the business of publishing or distributing in the Territory, any electronic service, the principal editorial content of which is about computers and computer-related technology and which is directly competitive with the Localized Edition.

13.    Assignment
       ----------

       (a) This agreement and all rights and obligations under this agreement shall not, other than to a subsidiary or affiliate or with the prior written consent of Licensor, be assigned, sublicensed (except to permit subscribers to the Localized Edition to download all or part of the Available Material for their non-commercial personal use), delegated or otherwise transferred by Licensee.

       (b) This agreement shall not, without the prior written consent of Licensee, be assigned by Licensor except to an affiliate or in connection with the sale or transfer of all or substantially all of the assets of the Service, or the sale or transfer, merger, consolidation or similar reorganization by Licensor of trademarks and/or other intangible property or all or substantially all of its assets.

       (c) Subject to the foregoing, this agreement shall inure to the benefit of parties' successors and assigns.

14.    Termination
       -----------
       (a) This agreement may be terminated prior to the expiration of any term in the following circumstances:

            (i) By Licensor if Licensee fails to timely pay to Licensor any amounts due under this agreement, unless Licensor receives, within thirty
     (30) days after the delivery of written notice to Licensee of such failure, all amounts due and owing to Licensor as specified in such notice;

          (ii) By either party if the other party breaches in a material way any other provision of this agreement (including for any deficiency in use of the Trademarks or in the quality of the Localized Edition or related materials) or of any other agreement between Licensor or any of its affiliates and Licensee or its affiliates, unless within thirty (30) days after delivery of written notice of such breach to the breaching party, an evidence of the cure of that breach satisfactory to the non-breaching party; and

        (iii) By either party upon written notice to the other party if the other party suffers any insolvency proceeding, either voluntary or involuntary, or is adjudicated bankrupt or makes any assignment for the benefit of creditors or has a receiver appointed, provided that such termination shall not relieve the party in proceedings from liability for the performance of its obligations under this agreement.

     (b) The terminating party shall also have all other rights and remedies which may be available to it under this agreement or at law or in equity, except as otherwise provided herein.

15.  Effects of Termination
     ----------------------

     In the event notice of termination of this agreement is given by either party for any reason, from and after termination or expiration of this agreement, Licensee shall immediately cease publication of the Localized Edition, shall immediately discontinue all use of the Trademarks and Available Material and shall immediately cease the exercise of any other rights granted under this agreement and shall cooperate with Licensor to apply to the appropriate authorities to cancel any recording or registration of this agreement from all government records.

16.  Payments; Statements; Records
     -----------------------------

    (a) Within ninety (90) days after the end of each calendar year (a "Reporting Period") during each year of this agreement, Licensee shall pay the royalties provided by Section 3(b) above and deliver to Licensor an income statement for the Localized Edition as well as reports of total impressions per month, page requests per month, total pages served per month, unique IP (Internet provider) addresses per month, ad requests (click through) per month, local marketing activities, technical support and local content development for the Localized Edition, in each case, certified by Licensee's authorized officer.

    (b) If Licensee fails to pay any amount due under this agreement by its due date and such failure continues for ten (10) business days, then interest shall accrue on all unpaid amounts at the published prime rate of the Bank of New York per annum, or, if lower, the highest rate then permitted by law from the date on which payment was due through the date on which Licensor receives payment. Licensee agrees to pay such interest and all collection costs.

17. Manner of Payment
    -----------------

    Each payment required to be made by Licensor to Licensee pursuant to this agreement shall be made by wire transfer to Licensee's account at a bank designated by Licensee. Each payment required to be made by Licensee to Licensor pursuant to this agreement shall be made by wire transfer to Licensor's account at a bank designated by Licensor. Licensee shall be responsible for all bank transfer fees.

18.  Discontinuance of the Service
     -----------------------------

     (a) Notwithstanding anything contained herein to the contrary, Licensor and its affiliates shall have the absolute right in their sole discretion, at any time, to discontinue, suspend, abandon or otherwise terminate the publication of the Service or any of the publications included in the Service or incorporate the Service or any of the publications included in the Service into or with another service or publication. Licensor shall give Licensee as much notice as practical of such event. In that event, Licensor's obligation to provide Available Material with respect to the discontinued or incorporated service or publication shall automatically terminate, and, if the Service has been discontinued or incorporated, Licensee shall have the right to terminate this agreement upon notice to Licensor.

    (b) Notwithstanding anything contained herein to the contrary, Licensee shall have the absolute right, in its sole discretion, at any time during the term of this agreement, to discontinue, suspend, abandon or otherwise terminate the publication of the Localized Edition upon not less than ninety (90) days' prior notice to Licensor. Any amount that may otherwise accrue and become payable under Section 3 shall cease to accrue upon the expiration of such ninety-day period. In that event, Licensor shall have the right, exercisable at any time after the end of Licensee's notice period, to terminate this agreement with respect to the Localized Edition immediately upon notice to Licensee.

19.  Confidential Information.
     ------------------------

     If pursuant to this agreement Licensee receives or becomes aware of any information from Licensor concerning Licensor or the Service that is confidential or proprietary in nature, Licensee shall keep such information confidential and shall not, without Licensor's prior written consent, disclose such information in any manner whatsoever, in whole or in part, and shall not use such information for any purpose except that with respect to confidential information belonging to a third party and intended for publication in the Service at such time as it is no longer confidential, Licensee may publish such information following its publication in the U.S. edition of the Service, subject to Section 4 above and provided it is identified by Licensor as Available Material.


20.  Compliance with Law.
     -------------------

     Licensee shall conduct its efforts under this agreement in strict accordance with all applicable laws and regulations.

21.  United States and Other Editions.
     --------------------------------

     Licensee acknowledges the rights of Licensor and Licensor's affiliates, divisions and other present and future licensees to publish, reproduce, publicly perform, publicly display, transmit and distribute into the Territory the U.S. edition of the Service and other localized editions of the Service in languages other than Japanese.

22.  Miscellaneous.
     -------------

     (a)  Notices.  All notices, requests, statements and other communications
          -------
under this agreement shall be in writing, and shall be deemed given when delivered personally, sent by facsimile or e-mail, air courier, or mailed Air Mail Registered Mail, Return Receipt Requested, to each party at the following addresses (or such other address as a party may give notice of hereafter);

     (i) with respect to requests by Licensee to Licensor for editorial material, and for all other requests, notices, statements and other communications to:

           ZDNET
           1 Athenaeum Street, Riverview Building
           Cambridge, MA  02142, U.S.A.
           Attention: President

     (ii) with respect to notices to Licensor regarding the breach, extension or termination of this agreement, copies shall be sent to:

           ZDNET
           1 Athenaeum Street, Riverview Building
           Cambridge, MA  02142, U.S.A.
           Attention: President

     with a copy to Licensor's Legal Department at Ziff-Davis Inc., One Park Avenue, New York, New York 10016, U.S.A.;

     (iii) with respect to notices to Licensee regarding any matters, to:

           SOFTBANK Corp.
           24-1, Nihonbashi Hakozaki-cho
           Chuo-ku, Tokyo 103-8501, Japan
           Attention:  Executive Vice President -
           Publishing

     with a copy to Licensee's Legal Department at the same address.

     (b)  Entire Agreement.  This agreement contains a complete statement of all
          ----------------
of the arrangements between Licensor and Licensee with respect to the Service and the Localized Edition, supersedes all previous agreements, arrangements and understandings, written or oral, relating thereto, and may not be modified except by a writing signed by both parties. This agreement shall be binding on the parties' permitted successors and assigns, including subsequent owners.

(c)  Governing Law.
     -------------

     This agreement shall be governed by and construed during and after the term of this agreement in accordance with the laws of the State of New York. Licensee irrevocably consents to the non-exclusive jurisdiction of the courts of New York in connection with any action or proceeding brought during or after the term of this agreement and arising out of or related to this agreement. In any such action or proceeding, each party waives personal service of any summons, complaint or other process and agrees that service thereof shall be deemed made when mailed registered air mail, return receipt requested, addressed to that party at its address set forth in Section 22(a) or at such other address as that party may specify by written notice to the other party. Within thirty (30) days after such service (subject to such extensions as may be agreed to between the parties or their attorneys), the party upon whom service was made shall appear or answer to the summons, complaint or other process; if that party shall fail to appear or answer within that thirty (30) day period (as it may be extended as provided above), that party shall be deemed in default and judgment may be entered by the other party for the relief demanded in the summons, complaint or other process.

          (d)  No Joint Venture.  This agreement is not intended to be and shall
               ----------------
not be one of partnership or joint venture and neither Licensee nor Licensor is an agent for the other, except where Licensor is named Licensee's attorney-in-fact.

          (e)  No Waiver.  The failure of a party to insist upon strict
               ---------
adherence to any term of this agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement. Any waiver must be in writing.

          (f)  Separability.  If any provision of this agreement is invalid or
               ------------
unenforceable, the balance of this agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          (g)  Counterparts.  This agreement may be executed in two or more
               ------------
counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

          (h)  Headings.  The headings in this agreement are solely for
               --------
convenience of reference and shall not affect its interpretation.

          (i)  Further Instruments.  Each party agrees to execute and deliver
               -------------------
such further documents and take such further steps as may be reasonably requested by the other party to further the purposes of this agreement.

          (j)  Survival.  Sections 3, 8, 9, 10, 11, 12, 15, 19,  and 22, and all
               --------
other provisions of this agreement which expressly state that they survive the expiration or termination of this agreement, or which state that they apply during and after the term of this agreement, or which by their sense are intended to survive the expiration or termination of this agreement, shall survive the expiration or termination of this agreement.

          (k)  Interpretation.  This agreement has been negotiated by the
               --------------
parties and their respective counsel. This agreement will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against either party.

  (l)   Affiliates.
        ----------

        (a) The provisions of Sections 9 and 12 shall also apply to the actions of and be directly binding on any company directly or indirectly owned or controlled by or under common ownership or control with Licensee, or which directly or indirectly owns or controls Licensee (each, other than Ziff-Davis, a "Licensee Affiliate") to the same extent Licensee is bound by such provisions, as if they were direct obligations of such Licensee Affiliate and as if such Licensee Affiliate were a party to this agreement.

        (b) For purposes of this agreement, any reference to an affiliate of Licensor shall mean its majority owned subsidiaries and any other affiliates which are under its management control. Without limiting the generality of the foregoing, Licensee shall not be considered an affiliate of Licensor for these purposes.

        (m)  Force Majeure.  Neither party shall be responsible for any failure
             -------------
or delay in performance of its obligations under this agreement because of circumstances beyond its reasonable control, including, without limitation, acts of God, fires, floods, wars, civil disturbances, sabotage, accidents, labor disputes (whether or not the employees' demands are reasonable and within the party's power to satisfy), governmental actions or inability to obtain labor, material, equipment or transportation, nor, except as provided below, shall any such failure or delay give the other party the right to terminate this agreement.

MAC INC.                                SOFTBANK CORP.



By: ___________________                 By: _________________________
    Name:                                   Name:
    Title:                                  Title:


ZIFF-DAVIS INC.



By:_________________________
   Name:
   Title:

Exhibit A
---------

Guidelines for the Use of the "ZDNET" Trademark and Logo by Licensee

The "ZDNET" logo licensed under the agreement to which this Exhibit is attached (the "Agreement") may be used by Licensee only as a composite mark with the ZDNET trademark as specified below and on the attached, which is incorporated herein, and only in connection with the Localized Edition and only in the exact form and context specified by Licensor, all as more fully set forth herein and in the Agreement. Until Licensor directs or consents to another location, the ZDNet logo shall be used in the manner and location as used by ZDNet on the Service.

The "ZDNET" trademark and the "ZDNET" logo composite mark licensed under the Agreement consists of four individual marks:

  1. the words "ZDNET"
     2. the "ZDNET' logo design, including the tilted box design, without the words "ZDNET"
  3. the "ZD" stylized type
  4. the "NET" stylized type

All rights of Licensor and all obligations of Licensee, and its Licensee Affiliates, under the Agreement shall apply with equal force and effect to the composite mark and the four individual marks comprising the composite mark.

The "ZDNET" logo composite mark licensed under the Agreement shall be used only in accordance with the specifications as to placement, size and design set forth herein and must appear as the title of the Localized Edition and always be used in one of the three following color choices:

  1. 100% Black
  2. 91% Magenta, 87% Yellow (process color)
  3. 100% PMS 485 (match color)

The "ZDNET" trademark and the "ZDNET" logo composite mark must not be enclosed in any way by any border may not be combined with any other word(s) or mark(s).

The ZDNET trademark shall always be written in a distinctive fashion, e.g.,

                                      .ZDNET (all caps)
                                      .ZDNET (all italics)
                                      .ZDNET (bold)

Licensee will use commercially diligent efforts to use the ZDNET trademark only as an adjective followed by the common generic term for the mark, e.g., the ZDNET online service, and shall not use the ZDNET trademark in the possessive.

Any additional trademarks to be used by Licensee in the Localized Edition pursuant to Section 9(a) of the Agreement may be used only in connection with Available Material and only in the exact context and form used by Licensor, as more fully set forth in the Agreement.

Whenever reasonable in the context of a particular use of the trademarks licensed under the Agreement, Licensee shall identify such trademarks as being used under license from Licensor.

All terms used in this Exhibit which are defined in the Agreement shall have the meaning ascribed to them in the Agreement. These guidelines may be amended from time to time by the Licensor on written notice to Licensee.

Exhibit B
---------

Available Material

Available Material on ZDNet is identified as the text, graphic, and image files on the server(s) at URL http://www.zdnet.com described by the site map at URL http://www.zdnet.com/findit/sitemap.html under the following categories (except as excluded herein):

ZDNet News
     Top Stories
     Web News
     Product News
     Business News
     Rumors & Comment

ZDNet Products
     Product News
     Best of the Best
     Special Reports
     Review Grids
     Review Directory

ZDNet Whole Web Catalog
     Megasource
     Web Guides
     Web News

ZDNet Community Center (does not include discussion software)
     Messages
     ZD Net Events
     People
     Resources
     Contact Us

ZDNet Software Library
     What's New
     Games
     Internet
     Homes & Education
     Programs & Utilities
     Windows 95/NT
     Commercial Demos
     Editor's Picks
     Macintosh

Licensor is not authorizing the distribution of any shareware contained in the ZDNet Software Library, only

Licensor's descriptions of such shareware. Licensee shall be responsible for securing any permission necessary to distribute the shareware and for complying with all terms and conditions on distribution imposed by the shareware owners.

ZDNet Resources
     AnchorDesk (exclusive of any subscription offers or services or related software)
     Company Finder (not available until mid 1997)
     Top Five List (exclusive of any subscription offers or services or related software)
     Quick Poll (does not include Quick poll software)
     Site Map
     What's New Map

Ziff-Davis Magazines (exclusive of the magazine titles (except in block letters for source identification) and logos)
     Computer Life
     Computer Shopper
     Family PC
     Interactive Week
     Internet Computing
     InternetUser
     PC Computing
     PC Magazine
     PC Week
     Windows Sources
     Yahoo Internet Life


Notwithstanding any suggestion to the contrary above, available material shall not include (i) Netbuyer; (ii) GameSpot, Nuke or any other games related materials; (iii) ZD University; (iv) Computer Database Plus; (v) any other content on the Service which is surcharged; or (vi) software used to develop Available Material or used for the display or performance of Available Material unless Licensor specifically agrees in a separate writing to provide such material or software.

Notwithstanding any suggestion to the contrary above, Licensor may delete from this Exhibit any of the Ziff-Davis magazines listed above upon not less than thirty (30) days notice to Licensee.